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                                                                    EXHIBIT 99.1

                                           Contact: Shawn K. Singh, J.D.
                                                    Chief Administrative Officer
                                                    650/358-1451


              SCICLONE PHARMACEUTICALS COMPLETES PRIVATE PLACEMENT
          -- STRATEGIC FINANCING AIMED AT ACHIEVING 1999 MILESTONES --

San Mateo, CA, July 6, 1999 - SciClone Pharmaceuticals (Nasdaq: SCLN) announced it has completed a private placement valued at just over $2 million with institutions and accredited individual investors. The offering consisted of units including approximately 1.37 million shares of common stock, each accompanied by a warrant to purchase one share of common stock. Each unit was priced at $1.46, a 20% premium over the Company's stock price on the closing date. The Company limited the size of the offering to the cash required to fund operations and the achievement of corporate milestones at least through the end of 1999.

"This financing allows us to continue the growth that should position SciClone to operate profitably by the end of next year," said Donald R. Sellers, SciClone's President and Chief Executive Officer. "While there was considerable institutional interest in a larger financing, we decided to minimize dilution at today's undervalued share prices and to focus on completing the near-term milestones that should drive our valuation. We believe the investment interest of these institutions will be even stronger as we achieve our goals during the remainder of the year and that future financing requirements, if any, will be at a more favorable cost of capital to the Company and our shareholders."

Sellers said corporate milestones targeted for 1999 include product marketing approvals in significant new overseas hepatitis markets, results from Phase 2 trials with the Company's drug candidate for cystic fibrosis, CPX, and additional corporate collaborations aimed at the continued development and expansion of SciClone's products and markets. He added that the Company's cash burn rate is steadily declining, driven by increasing ZADAXIN(R) product sales that continue to grow at a rate which would support profitable operations by the end of 2000. With the current private placement, an equity investment by Italy's Sigma-Tau as part of a product marketing collaboration, and a clinical development grant by the Cystic Fibrosis Foundation, Sciclone has raised more than $3.5 million during the past three months.






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SCICLONE PHARMACEUTICALS COMPLETES PRIVATE PLACEMENT
July 6, 1999
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SciClone Pharmaceuticals is a global biopharmaceutical company that acquires, develops and commercializes specialist-oriented drugs for treating chronic and life-threatening diseases, such as hepatitis B, hepatitis C, cystic fibrosis, cancer and immune system disorders. Press releases and corporate information from SciClone Pharmaceuticals are available on the Internet at www.sciclone.com or by calling the Company's Investor Relations Department at 800/724-2566. SciClone's common stock is listed on the Nasdaq National Market(R) under the symbol SCLN.

The information in this press release includes certain forward-looking statements concerning the Company's current expectations regarding future events, including the Company's expectations regarding funding of operations, financing and corporate partnering activities, its ability to continue growth in ZADAXIN sales and to operate profitably by the end of the fourth quarter of the year 2000. Actual events could differ materially from those projected herein. Investors should consult the Company's filings with the Securities and Exchange Commission, particularly the Company's Annual Report on Form 10-K for the year ended December 31, 1998, for additional information on risks and uncertainties relating to these forward-looking statements.